EXHIBIT 10.02
August 5, 2020
Mr. Paul R. Lundstrom
Dear Paul:
Congratulations! On behalf of Flex, I am delighted to offer you the position of Chief Financial Officer, working at our San Jose office and reporting to the Chief Executive Officer. The specific details of the offer are as follows:
Annual Compensation:
Cash Compensation:
The starting salary is $700,000, which is equivalent to $29,166.67 semi-monthly. Paydays are on the 15th and last day of each month. Conditional upon Flex’s implementing an executive bonus plan for fiscal year 2021, you will also be eligible to participate in the Flex executive bonus plan. In the event Flex adopts an Executive Bonus Plan for fiscal year 2021, your target annual bonus will be 110% of your base salary (or $385,000) for the second half of fiscal year 2021, with an opportunity to earn up to 200% of target. Actual payout levels would be dependent upon company performance and in accordance with the bonus plan, if adopted.
Equity Compensation:
Under Flex's long-term share-based incentive compensation program for fiscal year 2021, you will be granted an award comprised of 50% performance share units (“PSUs”) and 50% restricted stock units (“RSUs”) having a target value in the aggregate as of their date of grant of $2,000,000. The RSUs shall vest in 3 substantially equal annual installments, assuming your continued employment through each vesting date. The PSUs shall vest based upon your continued employment and the attainment of performance conditions over the next three fiscal years concluding on June 3, 2023, consistent with the other executive officers. The PSUs and RSUs shall be subject to the terms and conditions of the applicable Flex plans and policies. Following fiscal year 2021, you will be eligible to participate in our annual compensation review. Annual stock awards are determined on a case-by-case basis in accordance with your individual performance, Flex’s performance and market benchmarks for your position.
Deferred Compensation Plan:
You will be eligible to participate in the Flex Long-Term Cash Incentive Plan under the 2010 Deferred Compensation Plan (the “Deferred Compensation Plan”) with potential annual company contributions, based on company performance, with a target amount of 30% of your base salary. You will also have the opportunity to make additional voluntary contributions to the plan on a tax-deferred basis.
Sign-On Compensation:
Sign-On Cash Awards:
To compensate you for certain forfeitures of incentive compensation upon leaving your current employer, we are pleased to offer you a contingent, make-whole sign-on bonus of $500,000, less withholding and customary payroll deductions, which will be paid in the first payroll cycle after your start date. You agree that you will repay such amounts to Flex if, within 24 months after your start date, you either voluntarily terminate your employment with Flex other than for Good Reason (as defined in the Flex Ltd. Executive Severance Plan ) or your employment with Flex is terminated for Cause (as defined in the Severance Plan).
Sign-On Equity Award:
Effective as soon as practicable following your commencement of employment with Flex and to compensate you for certain forfeitures of incentive compensation upon leaving your current employer, you will be granted RSUs having an aggregate grant date fair value (as determined by Flex) of $2,500,000 (the “Make-Whole RSUs”). The Make-Whole RSUs shall vest in 3 substantially equal annual installments from the date your employment commences, assuming your continued employment through such dates. In addition, to support alignment with our shareholders and to provide an inducement to join Flex, you will be granted PSUs having an aggregate grant date fair value of $500,000 (the “Inducement PSUs”) which will vest based on achievement of relative total shareholder return (rTSR) performance. The Inducement PSUs shall vest based upon your continued employment and the attainment of performance conditions over the next three fiscal years concluding on June 3, 2023 consistent with the other executive officers. The Make-Whole RSUs and the Inducement PSUs shall be subject to the terms and conditions of the applicable Flex plans and policies.
Sign-On Deferred Compensation Plan:
You will be credited with a one-time cash contribution of $350,000 under the Deferred Compensation Plan. This deferred compensation contribution will be subject to a vesting schedule such that 100% of the contribution will be vested on the 4th anniversary of your commencement of employment with Flex, assuming your continued employment through such date. The contribution will otherwise be subject to the terms and conditions of the Deferred Compensation Plan.
Severance:
Your employment may be terminated by you or Flex at any time, with or without cause.  You will be eligible to participate in Flex’s Executive Severance Plan (the “Executive Severance Plan”), subject to its terms at the time of your separation from service.
Relocation Benefits:
In connection with your relocation to the San Francisco Bay Area, we shall reimburse you for documented and reasonable expenses you incur in your relocation to the San Francisco Bay Area under the terms of Flex’s standard relocation policy.
Other Benefits:
As a Flex Executive Team member, you will be eligible to participate in our Tracking Free Attendance Program. In addition, Flex has scheduled ten paid holidays. Other benefits applicable the first of the month following your date of hire include medical, dental, vision, life/accidental death and dismemberment, short- and long-term disability, supplemental long-term disability, flexible spending accounts and a 401(k) plan. You should also note that Flex reserves the right to modify wages and benefits from time to time at its discretion. Phil Ulrich can discuss further the range of benefits available to you.
Company Policies:
All Flex employees are expected to abide by all Flex rules and regulations, including without limitation those contained in Flex’s Employee Handbook, which Flex will distribute to you and update from time to time and online on Flex's Intranet. In addition, you will need to comply with Flex's share ownership guidelines applicable to your position, which currently require share ownership of 3.5 times your base salary within 5 years.
Your employment with Flex is "at-will". This means that either you or Flex has the right to terminate the employment relationship at any time for any lawful reason, with or without advance notice, with or without cause. The "at-will" nature of employment with Flex is an aspect of your employment that cannot be changed.
Start Date:
Your start date will be September 1, 2020.

Pre-Conditions/Contingencies:
Your employment pursuant to this offer is contingent upon:
•You completing Section 1 of the Form 1-9 and providing, within 3 business days of your start date, the legally required proof of your identity and authorization to work in the United States which you will need to bring with you on your first day of employment, (see attached List of Acceptable Documents)
•Your execution of Flex's Employee Proprietary Information and Non-Solicitation of Employees and Customers Agreement
•The satisfactory completion of your background investigation by the Company
•Your satisfactory completion of Flex's Directors & Officers Questionnaire
If you accept this offer, the terms described in this letter and the Employee Proprietary Information and Non-Solicitation of Employees and Customers Agreement shall be the terms of your employment. This offer letter supersedes any other statements or promises made by any company representative and contains the entire offer Flex is making to you. This letter can only be modified by written agreement signed by you and Flex’s Chief Executive Officer.
If you agree with all the terms and conditions set forth in this letter. please sign below and return it to me. We look forward to your positive response and are very, excited about your joining our Flex Team!
Sincerely,
/s/ Revathi Advaithi
Revathi Advaithi
OFFER ACCEPTANCE
I, Paul Lundstrom, understand all the terms and conditions in this offer letter, including those regarding the "at will" relationship and I accept this offer. I agree by signing below that Flex has made no other promises other than what is outlined in this letter and that it contains the entire offer Flex is making to me and I accept this offer.

/s/ Paul R. Lundstrom	8/6/2020
Signature	Today's Date	September 1, 2020
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